Exhibit 23.02

Consent of Ernst & Young LLP

Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement on Form S-3 and related Prospectus of DexCom, Inc. for the registration of its securities filed on or about August 27, 2007 with the Securities and Exchange Commission and to the incorporation by reference therein of our report dated February 23, 2007, with respect to the financial statements and schedule of DexCom, Inc., DexCom management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting included in its Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California

August 21, 2007